Exhibit 99.1

Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Thursday, April 24, 2025

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Announces Chief Operating Officer Appointment

TULSA, Okla. – Williams (NYSE:WMB) announced today that Larry Larsen has been appointed Executive Vice President and Chief Operating Officer (COO), overseeing all aspects of the company’s transmission, storage and gathering and processing operations, effective May 3, 2025. Larsen will replace Micheal Dunn, who announced his planned retirement from Williams last month. Larsen currently serves as Williams Senior Vice President, Gathering and Processing.

“Larry’s deep understanding of Williams’ operations and natural gas focused strategy make him the ideal candidate for our next COO, ensuring a seamless transition and continuity in leadership,” said Williams President and CEO Alan Armstrong. “He brings a depth of experience and knowledge that will allow us to continue optimizing our operations to enhance Williams’ competitive advantage and advance the execution of our long-term growth strategy.”

Larsen joined Williams in 1999, working within the Northwest Pipeline franchise. He then served as vice president, Central Services, where he led the teams responsible for Williams’ supply chain, commodity services (volume management, systems planning, commodity optimization and commercial contracts), NGL and gas marketing, measurement and pipeline control functions. In 2018, he became vice president-general manager for Williams’ Rocky Mountain Midstream franchise and was responsible for all commercial activities and the safe, reliable operations of the area’s growing assets. In 2020, he became vice president, Strategic Development, where he led Williams’ corporate strategy, market intelligence and corporate development efforts before assuming his current role of senior vice president, Gathering and Processing in 2022, where he leads all onshore G&P, NGL transmission, storage and fractionation businesses.

Larsen earned a Bachelor of Science degree in Mechanical Engineering from the University of Utah.

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our 33,000-mile pipeline infrastructure to move a third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future – by powering the global economy while delivering immediate emissions reductions within our natural gas network and investing in new energy technologies. Learn more at www.williams.com.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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